UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

                             GS AgriFuels Corporation
                             ------------------------
Commission File No.  001-16207

(Check One):   [ ] Form 10-K    [_] Form 20-F    [_] Form 11-K
               [X] Form 10-Q
               [_] Form 10-D    [_] Form N-SAR   [_] N-CSR

          For Period Ended: March 31, 2007
                            --------------

     [_]  Transition Report on Form 10-K

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:
                                          ------------------

Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                              ----------------------------



                                     PART I

                             REGISTRANT INFORMATION



Full Name of Registrant         GS AgriFuels Corporation
                       ---------------------------------------------------------

Former Name if Applicable

                 One Penn Plaza, Suite 1612, New York, NY 10119
                 ----------------------------------------------
                     Address of Principal Executive Office

                                    PART II

                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
[X]  |         portion  thereof,  will  be  filed  on or  before  the  fifteenth
     |         calendar day  following the  prescribed  due date; or the subject
     |         quarterly  report  or  transition  report on Form 10-Q or subject
     |         distribution  report on Form 10-D,  or portion  thereof,  will be
     |         filed  on  or  before  the  fifth   calendar  day  following  the
     |         prescribed due date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached if applicable.

                                    PART III

                                   NARRATIVE

     State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q,10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra Sheets if Needed)

GS AgriFuels Corporartion is uable to file its quarterly Report on Form 10-QSB within the requuired time because there was a delay in completing the adustments necessary to close its books for the quarter.

                                    PART IV

                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Thomas Scozzafava                              212         994-5374
     -----------------------------------------  ------------   -----------------
                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).
                                                                 [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             GS AgriFuels Corporation
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date May 15, 2007                   By /s/ Thomas Scozzafava
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                                           Thomas Scozzafava
                                           President